Exhibit 21.1

Subsidiaries of the Registrant

Albireo Limited, a limited company registered in England and Wales

Albireo, Inc., a Delaware corporation

Albireo AB, a limited liability company registered in Sweden

Elobix AB, a limited liability company registered in Sweden

Albireo Security Corp., a Massachusetts security corporation

Biodel UK Limited, a limited company registered in England and Wales